Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72192, 333-58510, 333-55828, 333-54886, 333-48582, 333-46252, 333-84545, 333-89170, 333-89172 and 333-113662) and on Form S-3 (Nos. 333-107963, 333-72746, 333-61410 and 333-80419) of our report dated March 25, 2003, except as to Notes 13 and 21, as to which the date is August 12, 2003, except as to Note 3, as to which the date is March 10, 2005, relating to the financial statements which appears in Homestore, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 25, 2003, except as to Note 3 to the financial statements, as to which the date is March 10, 2005, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 10, 2005

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